Exhibit 99.1

MULTIMEDIA GAMES, INC. For more information contact: Adam Chibib Chief Financial Officer Multimedia Games, Inc. 512-334-7500	PRESS RELEASE Joseph N. Jaffoni Richard Land Jaffoni & Collins Incorporated 212-835-8500 or mgam@jcir.com

MULTIMEDIA GAMES’ FIRST QUARTER REVENUE RISES 9% TO $28.6 MILLION

- Sale of 201 Proprietary Units Highlights Continued Progress with
New Game Development and Market Expansion Initiatives -

- Generates Total Cash of $6.4 Million in Q1;
Cash on Hand of $26.2 Million at December 31, 2010 -

- Repurchased 394,074 Shares of Common Stock in the Quarter -

AUSTIN, Texas, February 3, 2011 – Multimedia Games, Inc. (Nasdaq: MGAM) (“Multimedia Games” or the “Company”) today reported operating results for its fiscal 2011 first quarter ended December 31, 2010, as summarized in the table below:

Summary of 2011 Q1 Results
(In millions, except per-share and player terminal data)

	Three Months Ended December 31,
	2010	2009
Revenue	$28.6	$26.3
EBITDA(1)	$10.5	$10.9
Net loss	$(1.4)	$(4.1)
Diluted loss per share	$(0.05)	$(0.15)

New proprietary units sold	201	132

Average participation installed units(2):
Domestic	8,442	10,654
International	4,667	5,351

Quarter-end participation installed units(2):
Domestic	8,672	10,665
International	4,451	5,403

(1)
EBITDA is defined as earnings (loss) before net interest expense, income taxes, depreciation, amortization, and accretion of contract rights.  A reconciliation of EBITDA to net loss, the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure, can be found attached to this release.

(2)
Multimedia Games’ average and quarter-end participation installed base at December 31, 2010 reflects the closure in fiscal 2010 of three Alabama charity bingo facilities.  As a result of these closures, as of December 31, 2010, the Company had no units in operation at charity bingo facilities in Alabama compared to the 2,449 units the Company had installed and in operation as of December 31, 2009.

Patrick Ramsey, President and Chief Executive Officer, commented, “Multimedia Games made further progress during the fiscal 2011 first quarter as we continued to execute on our business plan that we believe will result in ongoing improvements in our competitive position and balance sheet.  Our internally developed products are being met with enthusiasm from customers and players and we grew revenues year over year in all markets except Alabama and Mexico.  In addition, we continue to expand the number of markets we can serve, and with our continued focus on disciplined capital spending, we are generating consistent cash flow.  This consistent cash generation provides the financial flexibility to continue to improve our balance sheet and simultaneously create value by reinvesting in the Company through the development of new products, ongoing expansion efforts in existing and new markets and repurchases of our common stock.”

Summary of Fiscal 2011 First Quarter Operating Results
Multimedia Games’ fiscal 2011 first quarter revenue rose approximately 9% to $28.6 million, compared to revenue of $26.3 million in the fiscal 2010 first quarter.  Fiscal 2011 first quarter revenue includes approximately $22.0 million from gaming operations and approximately $6.1 million in revenue from gaming equipment and system sales, compared with $22.4 million in revenue from gaming operations and $3.3 million from gaming equipment and system sales in the year-ago period.

Gaming operations revenues improved year over year in all of the markets where the Company has gaming machine placements except Alabama and Mexico.  In particular, Oklahoma gaming operations revenues grew approximately 4% and revenues from the Company’s remaining core gaming operations markets, including the operation of the central determinant system for the New York State Lottery, increased a combined 17% from the prior-year period.  The $2.0 million year-over-year decline in revenue from Alabama reflects the closure of all of the state’s electronic charity bingo facilities at various times in fiscal 2010.  The last of the Alabama charity bingo facilities where the Company had units placed closed in early August 2010.

Gaming equipment and system sales in the 2011 first quarter includes $3.4 million in revenue related to the sale of 201 new proprietary units and $2.7 million in revenue related to parts and equipment sales.  Gaming equipment and system sales in the 2010 first quarter includes $2.0 million in revenue related to the sale of 132 new proprietary units and $1.3 million in revenue related to parts and equipment sales.  Other revenue, primarily comprised of service revenue, was approximately $0.5 million in the fiscal 2011 first quarter compared to $0.6 million in the fiscal 2010 first quarter.

Reflecting the revenue growth and lower total operating expenses in the fiscal 2011 first quarter, the Company reported a significant year-over-year reduction in net loss.  For the fiscal 2011 first quarter, Multimedia Games reported a net loss of $1.4 million, or $0.05 per share, as compared to a net loss of $4.1 million, or $0.15 per share, in the fiscal 2010 first quarter.

Continued Cash Generation Supports Share Repurchase Program and Growth Initiatives
Multimedia Games repurchased 394,074 shares of its common stock during the fiscal 2011 first quarter at an average price of $5.13 per share, for total consideration paid of approximately $2.0 million.  The Company has authorization to purchase up to $15 million of its common stock under the repurchase plan approved by the Board of Directors.

Notwithstanding the $2.0 million allocated to fiscal 2011 first quarter share repurchases, Multimedia Games’ cash balance rose approximately 20%, or by $4.4 million, on a quarterly sequential basis, and approximately 76%, or by $11.3 million, year over year to $26.2 million as of December 31, 2010.  At December 31, 2010, outstanding borrowings were $44.4 million compared with $69.8 million as of December 31, 2009.

Total debt net of cash (net debt) of $18.2 million as of December 31, 2010, represented a quarterly sequential decline of $4.6 million, or 20%, and a year-over-year decrease of $36.7 million, or 67%.

The Company generated $3.6 million in free cash flow in the fiscal 2011 first quarter compared to $4.2 million in the year-ago period.  The year-over-year decline in free cash flow primarily reflects $1.0 million in higher capital expenditures in the December 2010 period as the Company began preparation for an expected expansion of its participation installed base and replacements of lower performing machines in its existing installed base throughout fiscal 2011.  Total cash generation in the fiscal 2011 first quarter was $6.4 million compared to $7.6 million a year ago.  (Definitions of “free cash flow” and “total cash generation” are provided on page 3 of this press release).

Adam Chibib, Chief Financial Officer, commented, “By instituting and adhering to a return on investment-based decision making strategy, we continue to improve our balance sheet and financial foundation.  As of December 31, 2010, the Company had its lowest level of net debt in six years.  Given the strength of our balance sheet and our expectations for another year of solid cash generation, we are excited about putting our balance sheet to work in fiscal 2011 to continue building a foundation for growth.”

Development of New Products for an Expanding Number of Markets
Multimedia Games sold 201 new proprietary gaming units in the fiscal 2011 first quarter, primarily to customers in Washington State and Oklahoma where the Company continues to increase its market share.  Field trials of proprietary games continue in Louisiana and Mississippi.  Further, Multimedia Games’ expanding portfolio of new, entertaining Class II and Class III games is expected to drive an increase in the Company’s participation installed base, including placements with new customers.

As of December 31, 2010, the Company had 108 total gaming licenses, of which 44 have been obtained over the last 12 months.  Multimedia Games has an additional 10 licenses currently under review by state and tribal regulatory agencies, including Pennsylvania and Nevada, two of the nation’s largest commercial casino markets.

Ramsey commented, “We are making solid progress with our new game development and new market licensing efforts and are generating growing customer interest in our Class II, Class III and VLT products.  Reflecting this progress, we expect to drive higher annual unit sales in fiscal 2011 and expect to expand our installed base in the majority of our markets, including new placements in casinos where we currently do not operate.”

Mr. Ramsey concluded, “We continue to transform Multimedia Games through consistent execution on new product development, market expansion and cash generation initiatives.  As a result, our long-term competitive position and financial foundation continue to improve, and we remain steadfastly focused on driving further measurable success.”

Additional First Quarter Financial Review
Selling, general and administrative (“SG&A”) expenses for the fiscal 2011 first quarter increased approximately $1.1 million year over year to $16.1 million.  SG&A expenses were 56% and 57% of revenues in the first fiscal quarter of 2011 and 2010, respectively.  Fiscal 2011 and 2010 first quarter SG&A included non-cash stock compensation costs of $0.5 million and $0.6 million, respectively.

Depreciation and amortization expense was $10.0 million in the quarter ended December 31, 2010, compared with $13.6 million in the year-ago period.

Capital expenditures in the fiscal 2011 first quarter were approximately $9.3 million compared to approximately $8.3 million in the year-ago period.

Reiterates Strategic Initiatives and Outlook for Key Financial Metrics
Multimedia Games today reiterated the operational and financial goals for fiscal 2011 as first reported on November 11, 2010, at the time the Company disclosed its fiscal 2010 fourth quarter financial results.  Specifically, the Company anticipates continued diversification of its revenue model, as unit sales increase over time.  The Company noted today that it anticipates generating quarterly sequential recurring revenue growth in all markets except Alabama and Mexico in the fiscal 2011 second quarter.  Additionally, while the Company anticipates higher quarterly sequential unit sales for the fiscal second quarter, expected unit sales will be down year over year from the 361 units sold in last year’s fiscal second quarter.  For the full year, the Company expects capital expenditures to be in the range of $28-$33 million, operating expenses, which includes SG&A and depreciation and amortization, to decline 5% - 10% in fiscal 2011, and free cash flow of at least $20 million.

Multimedia Games acknowledges that market dynamics are constantly changing.  Actual results could change materially from the expectations noted above based on changes in the Company’s markets, operations, regulatory requirements, estimates and assumptions and other factors as more fully described in the section below titled “Cautionary Language.”

Definitions of “total cash generation” and “free cash flow”
Multimedia Games’ management tracks total cash generation (which is cash flow from operating activities plus cash flows from investing activities) as well as free cash flow (cash flow from operating activities less capital expenditures) as relevant measures of the Company’s performance.  Total cash generation helps assess the performance of operations, manufacturing investments and includes the amounts received and paid for the Company’s development agreements.  The Company believes total cash generation is a more comprehensive internal metric and more representative of the Company’s ability to pay down debt.  Free cash flow helps measure the efficiency of the Company’s capital expenditures.  Other gaming companies that report total cash generation and free cash flow may calculate these financial measures in a different manner than Multimedia Games.

2011 First Quarter Conference Call and Webcast
Multimedia Games is hosting a conference call and webcast today, February 3, 2011, beginning at 9:00 a.m. ET (8:00 a.m. CT).  Both the call and the webcast are open to the general public.  The conference call number is 720-545-0001 (domestic or international).  Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at http://ir.multimediagames.com/events.cfm.  Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location at http://ir.multimediagames.com/events.cfm.

About Multimedia Games
Gaming technology developer and distributor, Multimedia Games, is a creator and supplier of comprehensive systems, content and electronic gaming units for Class III and Class II Native American gaming markets, as well as for commercial casinos and charity and international bingo markets.  Multimedia Games’ revenue is primarily derived from gaming units in operation domestically and internationally installed on revenue-sharing arrangements.  Multimedia Games also supplies the central determinant system for the video lottery terminals (“VLTs”) installed at racetracks in the State of New York.  Multimedia Games is focused on pursuing market expansion and new product development for Class II, Class III and VLT markets.  Additional information may be found at www.multimediagames.com.

Cautionary Language
This press release contains forward-looking statements based on Multimedia Games' current expectations and projections, which are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  The words "believe", “will”, “expect”, “continue”, “make progress”, “anticipate”, or the negative or other variations thereof or comparable terminology as they relate to Multimedia Games and its products, plans, and markets are intended to identify such forward-looking statements.  These forward-looking statements include, but are not limited to, references to future actions, new projects, models, strategies, initiatives, goals, products, systems or platforms, new markets or licenses, customer satisfaction, cash management, financial discipline, improved future performance, outcomes of contingencies and future financial results of either Multimedia Games or its customers.  All forward-looking statements are based on current expectations and projections of future events.  The preparation of Multimedia Games’ financial statements and forward-looking statements requires Multimedia Games to make estimates and assumptions regarding regulatory enforcement and technical compliance and estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, sales and expenses during any reported period. Actual results may differ materially from these estimates under different assumptions or conditions.

These forward-looking statements reflect the current views, models, and assumptions of Multimedia Games, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in Multimedia Games’ performance to differ materially from those expressed or implied by such forward looking statements.  These risks and uncertainties include, but are not limited to, the failure of Multimedia Games to successfully model and execute any business plan or operating strategies, including any plan aimed at improving Multimedia Games’ competitive position or creating enterprise value; financial strategies such as balance sheet improvement, disciplined capital spending, a return on investment approach, generating consistent cash flow, improved generation of free cash flow, recurring revenue growth, capital expenditure range goals, debt expectations, or a decline in operating expenses; product development; sales initiatives, such as increasing the Company’s installed base, placements with new customers, higher annual unit sales and investments in inventory; licensing initiatives aimed at increasing Multimedia Games’ market share, gaining access to commercial casino and other markets; and efforts related to the share repurchase program.  The outcomes of these plans and strategies may differ materially from their stated objectives as Multimedia Games continues to develop its business model.  Multimedia Games may be delayed or prevented from achieving any of these goals due to a failure to continue or maintain required licenses or approvals, or the inability to meet technical requirements, or other issues; an inability to successfully introduce, place or sell new and existing third-party or proprietary games, products, platforms and/or systems into new and existing markets or the inability to incur recurring revenue on such units as anticipated; the adverse effects of local, national, and/or international economic, credit and capital market conditions on the economy in general, including, but not limited to, the gaming and tribal gaming industries in particular; the closure of current or future markets due to regulatory requirements or unfavorable changes in laws, regulatory requirements or enforcement actions, either ongoing or unanticipated, against us, our games or customers, and/or adverse decisions by courts, customers, regulators and/or governmental bodies, in Alabama or otherwise, including any lawsuit related thereto; unfavorable changes in the preferences of our customers or their end users resulting in the removal of our games or systems, including any decision to not place such units after the conclusion of any field trial; software or hardware malfunction or fraudulent manipulation thereof; and the failure to achieve improved performance of our games.  Other important risks and uncertainties that may affect the Company's business are detailed from time to time in the “Certain Risks” and “Risk Factors” sections of Multimedia Games’ Annual Report on Form 10-K and elsewhere in Multimedia Games’ filings with the Securities and Exchange Commission.  Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release.

Multimedia Games expressly disclaims any implied operating results based on the historical data presented in this release or any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONDENSED CONSOLIDATED BALANCE SHEETS As of December 31, 2010 and September 30, 2010 (In thousands, except share and per-share amounts) (Unaudited)
	December 31,	September 30,
ASSETS	2010	2010
CURRENT ASSETS:
Cash and cash equivalents	$26,196	$21,792
Accounts receivable, net of allowance for doubtful accounts of $644 and $614, respectively	12,139	11,119
Inventory	3,759	3,561
Prepaid expenses and other	2,241	2,713
Current portion of notes receivable, net	13,977	13,698
Federal and state income tax receivable	19,731	19,658
Total current assets	78,043	72,541
Property and equipment and leased gaming equipment, net	48,603	48,588
Long-term portion of notes receivable, net	21,632	25,193
Intangible assets, net	29,729	31,510
Value added tax receivable, net of allowance of $888 and $880, respectively	3,747	4,627
Other assets	3,552	3,635
Total assets	$185,306	$186,094
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$750	$750
Accounts payable and accrued expenses	23,170	21,501
Deferred revenue	2,516	3,083
Total current liabilities	26,436	25,334
Long-term debt, less current portion	43,688	43,875
Other long-term liabilities	716	737
Deferred revenue, less current portion	1,920	1,551
Total liabilities	72,760	71,497
Commitments and contingencies
Stockholders’ equity:
Preferred stock:
Series A, $0.01 par value, 1,800,000 shares authorized, no shares issued and outstanding	—	—
Series B, $0.01 par value, 200,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized, 33,666,857 and 33,523,082 shares issued, and 27,369,366 and 27,619,665, shares outstanding, respectively	337	335
Additional paid-in capital	90,660	89,598
Treasury stock, 6,297,491 and 5,903,417 common shares at cost, respectively	(52,158)	(50,128)
Retained earnings	74,058	75,432
Accumulated other comprehensive loss, net	(351)	(640)
Total stockholders’ equity	112,546	114,597
Total liabilities and stockholders’ equity	$185,306	$186,094

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended December 31, 2010 and 2009
(In thousands, except per-share amounts)
(Unaudited)

	Three Months Ended December 31,
	2010	2009
REVENUES:
Gaming operations	$21,995	$22,422
Gaming equipment and system sales	6,085	3,250
Other	527	593
Total revenues	28,607	26,265

OPERATING COSTS AND EXPENSES:
Cost of revenues(1)	3,646	2,110
Selling, general and administrative expenses	16,116	15,021
Amortization and depreciation	9,988	13,554
Total operating costs and expenses	29,750	30,685
Operating loss	(1,143)	(4,420)

OTHER INCOME (EXPENSE):
Interest income	793	1,049
Interest expense	(835)	(1,308)
Other income (expense)	(89)	52
Loss before income taxes	(1,274)	(4,627)
Income tax benefit (expense)	(100)	498
Net loss	$(1,374)	$(4,129)
Basic and diluted loss per common share	$(0.05)	$(0.15)
Shares used in loss per common share:
Basic and diluted	27,649,184	27,242,412

(1)
Cost of revenues exclude depreciation and amortization of gaming equipment, content license rights and other depreciable assets, which are included separately in the amortization and depreciation line item.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended December 31, 2010 and 2009

	2010	2009
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,374)	$(4,129)
Adjustments to reconcile net loss to cash provided by operating activities:
Amortization and Depreciation	9,988	13,554
Accretion of contract rights	1,740	1,741
Share-based compensation	489	625
Other non-cash items	41	336
Interest income from imputed interest	(686)	(906)
Changes in operating assets and liabilities	2,697	1,316
NET CASH PROVIDED BY OPERATING ACTIVITIES	12,895	12,537
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and leased gaming equipment	(9,264)	(8,310)
Acquisition of intangible assets	(789)	(733)
Repayments under development agreements	3,542	4,136
NET CASH USED IN INVESTING ACTIVITIES	(6,511)	(4,907)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options, warrants and related tax benefit	575	218
Principal payments of long-term debt	(187)	(187)
Payments on revolving lines of credit	-	(5,000)
Purchase of treasury stock	(2,030)	-
NET CASH USED IN FINANCING ACTIVITIES	(1,642)	(4,969)
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(338)	(201)
Net increase in cash and cash equivalents	4,404	2,460
Cash and cash equivalents, beginning of period	21,792	12,455
Cash and cash equivalents, end of period	$26,196	$14,915

Reconciliation of U.S. GAAP Net income (loss) to EBITDA and Adjusted EBITDA:
EBITDA is defined as earnings (loss) before net interest expense, taxes, amortization, depreciation, and accretion of contract rights.  Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), Multimedia Games believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of Multimedia Games’ past financial performance, and provides useful information to the investor because of its historical use by Multimedia Games as a performance measure, and the use of EBITDA by other companies in the gaming equipment sector as a measure of performance.  However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining Multimedia Games’ operating performance that is calculated in accordance with GAAP.  In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of EBITDA and Adjusted EBITDA to the most comparable GAAP financial measure, net loss, follows:

Reconciliation of U.S. GAAP Net income (loss) to EBITDA:
	For the Three Months Ended December,
	2010	2009
	(in thousands)
Net loss	$(1,374)	$(4,129)
Add back:
Amortization and depreciation	9,988	13,554
Accretion of contract rights(2)	1,740	1,741
Interest expense, net	42	259
Income tax expense (benefit)	100	(498)
EBITDA	$10,496	$10,927

Calculation of Trailing Twelve Months Adjusted EBITDA(1)
through December 31, 2010 as Defined in Credit Agreement
(in thousands)

Net income	$5,384
Add back:
Amortization and depreciation	48,027
Accretion of contract rights(2)	6,739
Interest expense, net	4,105
Income tax benefit	(13,794)
EBITDA	50,461
Add back:
Other(3)	6,783
Adjusted EBITDA(1)	$57,244

(1)
Adjusted EBITDA represents the calculation of EBITDA, as defined in Multimedia Games’ amended credit agreement, as amended, solely for the purpose of calculating certain covenants within the Company’s credit agreement. Adjusted EBITDA is presented and reconciled to EBITDA and Net Income/Loss and Adjusted EBITDA continues to be the basis for which compliance with a number of the Company’s covenants in its credit facility are determined.

(2)
 “Accretion of contract rights” relates to the amortization of intangible assets for development projects. These amounts are recorded as a reduction to revenues in the Condensed Consolidated Statements of Operations.

(3)	“Other” includes interest income, stock-based compensation and certain non-cash charges, not to exceed $10 million, incurred in the previous twelve-month period.

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